DIRTT Announces Results of Annual and Special Meeting of Shareholders

CALGARY, Alberta, May 10, 2024 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, today announced the results of its annual and special meeting of shareholders held on May 9, 2024.

The detailed results of the vote on the election of directors are as follows:

	Votes for		Votes withheld/Abstentions		Broker non-votes
Nominee	Number	Percent	Number	Percent	Number
Douglas Edwards	143,212,639	99.86	197,858	0.14	9,173,366
Aron English	142,677,466	99.49	733,031	0.51	9,173,366
Shaun Noll	142,627,813	99.45	782,684	0.55	9,173,366
Shalima Pannikode	143,299,351	99.92	111,146	0.08	9,173,366
Scott Robinson	143,275,795	99.91	134,702	0.09	9,173,366
Scott Ryan	143,276,289	99.91	134,208	0.09	9,173,366
Kenneth Sanders	142,438,417	99.32	972,080	0.68	9,173,366
Benjamin Urban	143,064,365	99.76	346,132	0.24	9,173,366

All other matters voted on by shareholders were also approved. Final voting results will be filed on SEDAR (www.sedarplus.com) and EDGAR (www.sec.gov).

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT's interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com